NEWS RELEASE

Cleveland-Cliffs Announces $500 Million Credit Facility

Cleveland, OH—June 26, 2006—Cleveland-Cliffs Inc (NYSE: CLF) today announced that it has entered into a $500 million unsecured credit agreement with a syndicate of 16 financial institutions, jointly led by Fifth Third Bank and Bank of America Corporation.

With the new facility, Cliffs has $500 million in borrowing capacity under a revolving credit line, with no scheduled maturities other than the five-year term of the agreement. The new credit agreement replaces an existing $350 million unsecured revolving credit facility scheduled to expire in March 2007, which was also led by Fifth Third Bank and Bank of America Corporation.

Commenting on today’s announcement, Executive Vice President, Chief Financial Officer and Treasurer Donald J. Gallagher stated: “We are pleased with the ongoing support and confidence from our lenders. The enhanced financial flexibility and liquidity provided by this new facility enables Cliffs to continue to pursue its long-term strategies for shareholder value creation.”

Cleveland-Cliffs Inc, headquartered in Cleveland, Ohio, is the largest producer of iron ore pellets in North America and sells the majority of its pellets to integrated steel companies in the United States and Canada. Cleveland-Cliffs Inc operates a total of six iron ore mines located in Michigan, Minnesota and Eastern Canada. The Company is majority owner of Portman Limited, the third-largest iron ore mining company in Australia, serving the Asian iron ore markets with direct-shipping fines and lump ore.

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References in this news release to “Cleveland-Cliffs,” “Cliffs” and “Company” include subsidiaries and affiliates as appropriate in the context.

This news release contains predictive statements that are intended to be “forward-looking” within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. Although the Company believes that its forward-looking statements are based on reasonable assumptions, such statements are subject to risk and uncertainties. Actual results may differ materially from such statements for a variety of factors. Risks and uncertainties include: the expectations for the Company’s iron ore sales and pricing in 2006 and its projected liquidity requirements may differ significantly from actual results because of changes in demand for iron ore and steel globally, the timing of iron ore sales, and other factors.

Reference is made to the detailed explanation of the many factors and risks that may cause such predictive statements to turn out differently, set forth in the Company’s most recent Annual Report and Reports on Form 10-K and 10-Q and previous news releases filed with the Securities and Exchange Commission, which are publicly available on Cliffs’ website. The information contained in this document speaks as of the date of this news release and may be superseded by subsequent events.

For further information, please call:

Contact: Cleveland-Cliffs Inc
Media: 216-694-4870
Financial Community: 1-800-214-0739 or 216-694-5459

News releases and other information on the Company are available on the Internet at http://www.cleveland-cliffs.com .